SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
August 21, 2006 (August 16, 2006)
Date of Report (Date of earliest event reported)
SUPERIOR WELL SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-51435	20-2535684
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
1380 Rt. 286 East. Suite #121
Indiana, Pennsylvania 15701
(Address of principal executive offices)
(724) 465-8904
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 16, 2006, Superior Well Services, Inc. (the “Company”) and its two operating partnerships, Superior Well Services, Ltd. and Bradford Resources, Ltd., entered into a new $30 million Standby Term Loan (the “Standby Term Facility”) with their existing lender, Citizens Bank of Pennsylvania. The Standby Term Facility provides an additional $30 million of borrowing capacity that can be used to finance equipment purchases. The Standby Term Facility matures on August 16, 2008, and the outstanding aggregate principle balance under the Standby Term Facility will convert to a single amortizing 60 month term loan. The Standby Term Facility is in addition to the Company’s existing $20 million revolving credit facility with Citizens Bank of Pennsylvania (the “Credit Agreement”), which has $16.5 million of current borrowing capacity.
     Borrowings under the Standby Term Facility bear interest at the rates specified in the loan agreement. The Standby Term Facility contains leverage ratio and net worth covenants similar to those in the Credit Agreement as well as a fixed charge coverage ratio covenant as specified in the agreement. The Standby Term Facility is secured by the Company’s cash, investment property, accounts receivable, inventory, intangibles and equipment. A copy of the Standby Term Loan Note and the First Amendment to the Credit Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. A copy of the Company’s press release announcing entry into the Standby Term Facility is attached as Exhibit 99.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 to this Current Report on Form 8-K is hereby incorporated by referenced into this Item 2.03.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.
10.1	Standby Term Loan Note

10.2	First Amendment to Credit Agreement

99.1	Press Release issued by Superior Well Services, Inc. on August 21, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR WELL SERVICES, INC.
(Registrant)

/s/ Thomas W. Stoelk Thomas W. Stoelk
Vice President &
Chief Financial Officer
Dated: August 21, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Standby Term Loan Note
10.2	First Amendment to Credit Agreement
99.1	Press Release issued by Superior Well Services, Inc. on August 21, 2006